Exhibit 10.22

COMMUNITY CHOICE FINANCIAL INC.

& AFFILIATES

LONG-TERM INCENTIVE CASH PROGRAM

EFFECTIVE MAY 15, 2013

I.      PURPOSE.

The primary objective of this Long-Term Incentive Cash Program is to link a portion of the total pay of eligible participants to the business growth success of Community Choice Financial Inc. (“Company”) and its Affiliates during a long-term Performance Period as designated by the Committee from time to time. It is contemplated that the Committee shall establish a three-year long-term Performance Period at the beginning of each calendar year.

II.    DEFINITIONS.

Capitalized terms used herein shall have the following meanings:

“Affiliates” means the direct and indirect subsidiaries of the Company.

“Award” means the total Performance Period Bonuses that a Participant has the opportunity to earn during a Performance Period as set forth in an Award Agreement.

“Award Agreement” shall have the meaning set forth in Article IV.

“Board” means the board of directors of the Company.

“Cause” means:  Participant’s: (i) material failure to meet the duties and responsibilities reasonably assigned to him or her and Participant’s failure to cure such breach within 20 days following written notice from the Committee to Participant of such failure; (ii) material failure or refusal to comply, on a timely basis, with any lawful direction or instruction of the Board or the Chief Executive Officer; (iii) gross negligence or willful misconduct in the performance of his or her duties as an employee of the Company; (iv)    Participant’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or act of dishonesty against the Company; (v) conviction of a felony or entry by Participant of a plea of nolo contendre or a plea of guilty under an indictment to a felony; or (vi) Participant’s habitual drug addiction or intoxication.

“Change in Control” means:

(i)                                     the sale or transfer, in one or a series of related transactions during the 12-month period ending on the date of the most recent sale or transfer, of the assets of the Company and its Affiliates that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such sale or transfer, taken as a whole, to any person or entity or group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)) other than its current shareholders, their affiliates and/or the Company’s current management; or

(ii)                                  the acquisition by any person or group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)), other than Diamond Castle Partners IV, L.P., Diamond Castle Partners IV-A, L.P. or Deal Leaders Fund, L.P., in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision), directly or indirectly, of more than 50% of the total voting stock of the Company or any parent of the Company, provided that persons will not be considered acting as a “group” solely because they purchase or own stock of the Company or a parent of the Company incident to an initial public offering of the Company’s or any parent’s stock.

Notwithstanding the foregoing, a Change in Control shall not occur for purposes of this program unless such Change in Control constitutes a “change in control event” under Section 409A of the Code and the regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Company’s Board.

“Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a disability or an accident and health plan covering employees of the Company. In the event of a dispute, the determination of a Disability shall be made by the Committee and shall be supported by advice of a physician competent in the treatment or cure to which such Disability relates.

“Employment terminates,” “employment termination,” “termination of employment” and words of similar import mean a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder.

“Good Reason” means if at any time within ninety (90) days following a Change in Control, a Participant voluntarily resigns his or her employment following that Participant learning of the occurrence, without the Participant’s written consent, of one of the following events:

(i)                                                                 a material reduction in the Participant’s base salary or other material breach by the Company of the provisions of this Program that is not cured by the Company within thirty (30) days of Participant’s written notice to the Company of such breach; or

(ii)                                                              a material diminution in the Participant’s duties or responsibilities not cured by the Company within thirty (30) days after written notice to the Company. For the purposes of this definition, a “material diminution in Participant’s duties or responsibilities” shall not include a realignment or reorganization of Participant’s responsibilities as the result of Company growth or contraction or the growth or contraction of the Company’s management team, but shall include the removal or withdrawal of substantially all of the Participant’s duties or responsibilities.

“Participant” means those employees of the Company or its Affiliates whom the Committee may designate from time to time to receive an Award under the Program pursuant to Article IV.

“Performance Goals” shall have the meaning set forth in Section 5.1.

“Performance Period” means a period of at least three years as designated by the Committee from time to time under the Program, which period may, in the discretion of the Committee be extended for an additional one-year period.

“Performance Period Bonus” means the cash bonus payable to a Participant with respect to any one of the calendar years comprising a Performance Period as determined pursuant to Article V.

“Program” means this Long-Term Incentive Cash Program.

“Vested” has the meaning set forth in Section 5.4.

“Vesting Year” has the meaning set forth in Section 5.4.

III.  ADMINISTRATION.

The administration and operation of the Program shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Program to such employees of the Company as it shall designate from time to time. The Committee shall interpret and construe any and all provisions of the Program and any determination made by the Committee under the Program shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Program (other than acts of willful misconduct) and the members of the Board and the

Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Program.

IV.   ELIGIBILITY AND PARTICIPATION.

The Committee shall select the employees of the Company or its Affiliates to participate in the Program. Awards may be granted to Participants who are or were previously Participants under this or other plans of the Company or its Affiliates, and the Company may continue to award bonuses and other compensation to Participants under other programs now in existence or hereafter established. The amount of any Award shall be specified in an “Award Agreement”, as determined by the Committee.  Awards shall be paid solely in the form of cash.  The Award Agreement shall be in the form attached hereto in Appendix A, as modified from time to time by the Committee.

V.    PERFORMANCE PERIOD BONUS.

5.1. Performance Goals. The Committee shall determine the Performance Goals upon which Awards shall be payable. The Performance Goals may differ from Participant to Participant, from Performance Period to Performance Period and from Award to Award.  Any criteria used may be measured in absolute terms or relative to other companies.   The Performance Goals may include, but are not limited to: earnings before interest, taxes, depreciation and amortization; revenue; profits; profit growth; profit-related return ratios; economic value added; cash flow; or other measures of performance selected by the Committee.   Performance Goals shall be established by the Committee during the first ninety (90) days of each of the calendar years comprising of the Performance Period relating to that Award.

5.2               Adjustments. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of the Performance Goals for a Performance Period in connection with any one or more of the following events:

(a)     asset write-downs;

(b)     any reorganization or restructuring, other than incident to a Change in Control;

(c)     extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period; or

(d)     acquisitions or divestitures.

5.3. Performance Period Bonus. The Committee shall also establish during the first ninety (90) days of a Performance Period the method for calculating the Performance Period Bonus. Awards may be expressed as a fixed dollar amount or a percentage (including multiples) of the base salary of a Participant determined at the time that the Award is established. The percentages or dollar amounts will be determined by the Committee based on the Participant’s position and responsibilities and may vary among Participants.

5.4. Determination of Achievement of Performance Goals and Vesting.   The Committee shall determine and certify in writing the level of achievement of the Performance Goal for each calendar year within a Performance Period as soon as practicable after the end of such calendar year within a Performance Period. The Committee may decrease the Performance Period Bonus based on the Committee’s quantitative and qualitative assessment and in its sole discretion.   A Participant will be considered “Vested” in a Performance Period Bonus if the Participant remains in the continuous employment of the Company through December 31 of the calendar year during which the Performance Goal to earn such Performance Period Bonus must be achieved (the “Vesting Year”) and to the extent the Performance Goal for such Vesting Year has been achieved, as determined by the Committee in accordance with this Section 5.4.   A Participant will be entitled to payment of a Vested Performance Period Bonus only to the extent he or she remains continuously employed by the Company until the date the Performance Period Bonus, or portion thereof, is paid, subject to Section 5.5.

5.5. Payment of Performance Period Bonus.  Except as otherwise provided in an Award Agreement, a Performance Period Bonus shall be paid in accordance with this Section 5.5.

(a)     If a Participant is Vested in a Performance Period Bonus for a calendar year within a Performance Period, except as otherwise provided herein, that Vested Performance Period Bonus will be paid in cash in three substantially equal annual installments (less applicable withholdings) between January 1 and February 15 of each of the first, second, and third calendar years following the Vesting Year of such Performance Period Bonus but only if the Participant remains in continuous employment with the Company until the applicable payment date of such installment.   For the avoidance of doubt, except as provided in Section 5.5(b) or (c), if the Participant’s employment with the Company terminates for any reason prior to the date an installment of a Performance Period Bonus is paid, the Participant shall forfeit and cease to be entitled to any such unpaid installment of the Performance Period Bonus as of the date of his or her termination of employment, and a Participant shall not be entitled to any payment of a Performance Period Bonus that is not Vested.

(b)     Subject to Section 5.5(c), if a Participant’s employment terminates (i) by reason of death, (ii) by the Company by reason of Disability, or (iii) involuntarily by the Company without Cause, prior to the payment date of any installment of a Vested Performance Period Bonus, any installment of such Vested Performance Period Bonus that has not yet been paid, will be paid to the Participant in a single lump sum payment within thirty (30) days of such termination of employment.

(c)     If a Participant’s employment terminates either (i) involuntarily by the Company without Cause within ninety (90) days following a Change in Control or (ii) upon resignation for Good Reason, during a Performance Period, the Participant will receive any Performance Period Bonus that has not yet been paid, without regard to actual performance, without regard to whether such Performance Period Bonus is Vested and without proration for less than the full Performance Period. A Performance Period Bonus paid pursuant to this Section 5.5(c) will be paid within thirty (30) days following the termination of employment entitling the Participant to such payment.

VI.   GENERAL PROVISIONS.

6.1. Amendment and Termination.  The Committee may at any time amend, suspend, discontinue or terminate this Program; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant to any Performance Period Bonus without the written consent of the Participant; and provided further that any termination of this Program shall comply with Section 409A of the Code except to the extent otherwise permitted by the Committee at such time. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.

6.2. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Program, such payments shall be made to the Participant’s surviving spouse or, if the Participant has no surviving spouse, his or her designated beneficiary on file with the Company, or if the Participant has no surviving spouse or designated beneficiary on file with the Company, the Participant’s estate.

6.3. Rights Unsecured.  Nothing contained in this Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under this Program, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Program. This Program is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

6.4. Withholding Taxes. The Company shall have the right to deduct from each Performance Period Bonus any federal, state, local or other taxes required to be withheld with respect to any payment of the Performance Period Bonus.

6.5. Miscellaneous.

(a)  No Right of Continued Employment. Nothing in this Program shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b)  No Limitation on Corporate Actions. Nothing contained in this Program shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Program or any awards made hereunder. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c)   Nonalienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under this Program. The Company’s obligations under this Program are not assignable or transferable except that the Company’s obligations hereunder shall become the obligations of a company which acquires all or substantially all of the assets of the Company or any company into which the Company may be merged or consolidated.

(d)  Expenses. All costs and expenses in connection with the administration of the Program shall be paid by the Company.

(d)  Severability. If any provision of this Program is held unenforceable, the remainder of the Program shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Program.

(e)   Governing Law. This Program shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to the principles of conflict of laws.

(f)   Section 409A of the Code. To the extent that any Award is subject to Section 409A of the Code, any provision, application or interpretation of this Program that is inconsistent with such Section shall be disregarded with respect to such Award, as applicable. In no event shall the Company, any of its Affiliates, any of it agents, or any member of the Board have any liability for any taxes imposed in connection with a failure of the Program to comply with Section 409 A of the Code. Notwithstanding any provisions to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409 A of the Code and determined pursuant to policies adopted by the Company) at the time of the Participant’s separation from service and if any portion of the payments to be received by the Participant upon a “separation from service” (within the meaning of Section 409 A of the Code) would be considered deferred compensation under Section 409 A of the Code, amounts that would otherwise be payable hereunder during the six-month period immediately following the Participant’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of Participant’s separation from service and (ii) Participant’s death. Each payment to be paid to a Participant under this Program is intended to be a “separate payment” and not of a series of payments for purposes of Section 409 A of the Code. Participants do not have a right to designate the taxable year of any payments due under the Program.

IN WITNESS WHEREOF, the Company has caused this Program to be executed on the 15th day of May, 2013.

COMMUNITY CHOICE FINANCIAL INC.

By:	/s/ William E. Saunders, Jr.
Name:	William E. Saunders, Jr.
Title:	Chief Executive Officer